EXHIBIT 5.1

April 5, 2002

Proxim Corporation
510 DeGuigne Drive
Sunnyvale, CA 94085

     RE: REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-3 to be filed by you with the Securities and Exchange Commission on or about the date hereof (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of a total of up to 1,542,144 shares of your Common Stock (the “Warrant Shares”) issuable upon exercise of certain outstanding warrants (the “Warrants”). All of the Warrant Shares, when issued upon exercise of the Warrants, will be issued and outstanding. The Warrant Shares are to be sold from time to time on the Nasdaq National Market at prevailing prices or as otherwise described in the Registration Statement. As your legal counsel, we have examined the proceedings taken by you in connection with the sale of the Warrant Shares.

     It is our opinion that the Warrant Shares, when issued in accordance with the terms of the Warrants, will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement, including the prospectus constituting a part thereof, and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati, Professional Corporation